HomeStreet Reports Second Quarter 2022 Results

Fully diluted EPS $0.94	ROAE: 11.8% ROATE: 12.6%	ROAA: 0.89%

SEATTLE – July 25, 2022 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended June 30, 2022. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“In the second quarter we grew our loan portfolio by 15% with growth in all loan types” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. As expected, the significant increase in market interest rates adversely impacted our single family mortgage loan production and sales revenue in the quarter. Despite the meaningful reduction in mortgage sales revenue, we increased our total revenues by 4% over the prior quarter as a result of overall loan portfolio growth and increased net interest income. These results are in line with our strategy of increasing our less volatile net interest income while leveraging our existing expense structure to provide improving bottom line results. Additionally, we improved our operating efficiency as noninterest expenses decreased by 7% when compared to the first quarter.”

Operating Results
                  Second quarter 2022 compared to first quarter 2022
•Net income: $17.7 million compared to $20.0 million
•Earnings per fully diluted share: $0.94 compared to $1.01
•Net interest margin: 3.27% in both periods
•Return on Average Equity ("ROAE"): 11.8% compared to 11.6%
•Return on Average Tangible Equity ("ROATE"): 12.6% compared to 12.2%
•Return on average assets ("ROAA"): 0.89% compared to 1.10%
•Efficiency ratio: 68.5% compared to 77.0%

Financial Position
                    Second quarter 2022 compared to first quarter 2022
•Loan portfolio originations: $1.3 billion in the second quarter
•Loans held for investment increased $896 million in the second quarter
•Period ending cost of deposits: 0.24% compared to 0.16%
•Tangible book value per share: $29.37 compared to $30.47

“Loan portfolio originations were at record levels in the second quarter " added Mr. Mason. “In particular, our multifamily loan originations were higher than we anticipated as we took advantage of disruptions in the market place to originate loans to new customers who ordinarily would have opted for agency loans. Both banks and insurance companies were meaningfully more competitive on multifamily loans due to their lower funding costs relative to Fannie Mae and Freddie Mac. Average deposits for the second quarter were consistent with the prior quarter and the proportion of noninterest-bearing accounts to total deposits increased to 27% at June 30, 2022.”

Other	•Announced sale of five branches in eastern Washington •Declared and paid a cash dividend of $0.35 per share in the second quarter

Mr. Mason concluded, "Our sale of five retail deposit branches in eastern Washington, which has received all regulatory approvals and is scheduled to close at the end of July, allows HomeStreet to focus our retail banking branch strategy on the larger metropolitan markets in the western United States.”

Conference Call
HomeStreet, Inc. (Nasdaq: HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, July 26, 2022 at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss second quarter 2022 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at the following URL: https://ige.netroadshow.com/registration/q4inc/11273/homestreet-bank-q2-2022-earnings-release/ or may join the call by dialing directly at 1-844-200-6205 (1-929-526-1599 internationally) shortly before 1:00 p.m. ET using Access Code 320273.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-866-813-9403 and entering passcode 083609.

About HomeStreet

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	For the Quarter Ended
(in thousands, except per share data and FTE data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Select Income Statement Data:
Net interest income	$60,056	$54,546	$57,084	$57,484	$57,972
Provision for credit losses	—	(9,000)	(6,000)	(5,000)	(4,000)
Noninterest income	13,013	15,558	28,620	24,298	28,224
Noninterest expense	50,637	54,473	53,971	51,949	52,815
Income:
Before income taxes	22,432	24,631	37,733	34,833	37,381
Total	17,721	19,951	29,432	27,170	29,157
Net income per share - diluted	0.94	1.01	1.43	1.31	1.37
Select Performance Ratios:
Return on average equity - annualized	11.8%	11.6%	16.1%	14.8%	16.3%
Return on average tangible equity - annualized (1)	12.6%	12.2%	17.0%	15.6%	17.2%
Return on average assets - annualized	0.89%	1.10%	1.59%	1.48%	1.59%
Efficiency ratio (1)	68.5%	77.0%	62.2%	62.8%	62.8%
Net interest margin	3.27%	3.27%	3.34%	3.42%	3.45%
Other data:
Full-time equivalent employees ("FTE")	956	962	970	983	997

(1)Return on average tangible equity and the efficiency ratio are non-GAAP financial measures. For a reconciliation of return on average tangible equity to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of
(in thousands, except share and per share data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Select Balance Sheet Data:
Loans held for sale	$47,314	$59,150	$176,131	$395,112	$225,241
Loans held for investment, net	6,722,382	5,826,546	5,495,726	5,299,741	5,332,626
Allowance for credit losses ("ACL")	37,355	37,944	47,123	54,516	59,897
Investment securities	1,237,957	1,083,640	1,006,691	983,038	1,007,658
Total assets	8,582,886	7,510,894	7,204,091	7,372,451	7,167,951
Deposits	6,183,299	6,270,535	6,146,509	6,359,660	6,086,527
Borrowings	1,458,000	273,000	41,000	—	50,000
Long-term debt	224,227	224,137	126,026	125,979	125,932
Total shareholders' equity	580,767	601,231	715,339	710,376	708,731
Other Data:
Book value per share	$31.04	$32.15	$35.61	$34.74	$34.09
Tangible book value per share (1)	$29.37	$30.47	$34.04	$33.18	$32.53
Total equity to total assets	6.8%	8.0%	9.9%	9.6%	9.9%
Tangible common equity to tangible assets (1)	6.4%	7.6%	9.5%	9.2%	9.5%
Shares outstanding at end of period	18,712,789	18,700,536	20,085,336	20,446,648	20,791,659
Loans to deposit ratio	110.1%	94.5%	93.0%	90.4%	92.3%
Credit Quality:
ACL to total loans (2)	0.56%	0.66%	0.88%	1.06%	1.18%
ACL to nonaccrual loans	411.3%	320.3%	386.2%	307.8%	287.5%
Nonaccrual loans to total loans	0.13%	0.20%	0.22%	0.33%	0.39%
Nonperforming assets to total assets	0.13%	0.17%	0.18%	0.26%	0.31%
Nonperforming assets	$10,835	$12,581	$12,936	$19,196	$22,319
Regulatory Capital Ratios:
Bank
Tier 1 leverage ratio	9.78%	10.30%	10.11%	10.17%	9.95%
Total risk-based capital	12.30%	13.23%	13.77%	13.71%	14.36%
Company
Tier 1 leverage ratio	8.38%	8.99%	9.94%	10.00%	9.78%
Total risk-based capital	11.50%	12.65%	12.66%	13.01%	13.59%

(1)Tangible book value per share and tangible common equity to tangible assets are non-GAAP financial measures. For a reconciliation to the nearest comparable GAAP financial measure, see “Non-GAAP Financial Measures” in this earnings release.
(2)This ratio excludes balances insured by the FHA or guaranteed by the VA or SBA.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	June 30, 2022	December 31, 2021

ASSETS
Cash and cash equivalents	$75,277	$65,214
Investment securities	1,237,957	1,006,691
Loans held for sale	47,314	176,131
Loans held for investment ("LHFI"), (net of allowance for credit losses of $37,355 and $47,123)	6,722,382	5,495,726
Mortgage servicing rights	114,611	100,999
Premises and equipment, net	54,213	58,154
Other real estate owned	1,753	735
Goodwill and other intangibles	31,219	31,709
Other assets	298,160	268,732
Total assets	$8,582,886	$7,204,091
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$6,183,299	$6,146,509
Borrowings	1,458,000	41,000
Long-term debt	224,227	126,026
Accounts payable and other liabilities	136,593	175,217
Total liabilities	8,002,119	6,488,752
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
18,712,789 and 20,085,336 shares issued and outstanding	224,776	249,856
Retained earnings	419,254	444,343
Accumulated other comprehensive income (loss)	(63,263)	21,140
Total shareholders' equity	580,767	715,339
Total liabilities and shareholders' equity	$8,582,886	$7,204,091

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2022	2021	2022	2021
Interest income:
Loans	$59,825	$57,078	$112,779	$110,646
Investment securities	7,379	5,010	13,345	10,961
Cash, Fed Funds and other	487	159	595	331
Total interest income	67,691	62,247	126,719	121,938
Interest expense:
Deposits	2,893	2,773	5,177	6,423
Borrowings	4,742	1,502	6,940	3,026
Total interest expense	7,635	4,275	12,117	9,449
Net interest income	60,056	57,972	114,602	112,489
Provision for credit losses	—	(4,000)	(9,000)	(4,000)
Net interest income after provision for credit losses	60,056	61,972	123,602	116,489
Noninterest income:
Net gain on loan origination and sale activities	5,292	21,271	13,566	54,730
Loan servicing income	3,661	1,931	6,965	2,679
Deposit fees	2,218	1,997	4,293	3,821
Other	1,842	3,025	3,747	5,827
Total noninterest income	13,013	28,224	28,571	67,057
Noninterest expense:
Compensation and benefits	30,191	34,378	62,222	70,213
Information services	7,780	6,949	14,842	13,733
Occupancy	5,898	5,973	12,263	12,465
General, administrative and other	6,768	5,515	15,783	13,012
Total noninterest expense	50,637	52,815	105,110	109,423
Income before income taxes	22,432	37,381	47,063	74,123
Income tax expense	4,711	8,224	9,391	15,303
Net income	$17,721	$29,157	$37,672	$58,820

Net income per share:
Basic	$0.95	$1.38	$1.97	$2.76
Diluted	$0.94	$1.37	$1.95	$2.72
Weighted average shares outstanding:
Basic	18,706,953	21,057,473	19,143,925	21,345,969
Diluted	18,834,443	21,287,974	19,310,750	21,623,298

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Interest income:
Loans	$59,825	$52,954	$55,403	$56,117	$57,078
Investment securities	7,379	5,966	5,469	5,130	5,010
Cash, Fed Funds and other	487	108	97	141	159
Total interest income	67,691	59,028	60,969	61,388	62,247
Interest expense:
Deposits	2,893	2,284	2,481	2,507	2,773
Borrowings	4,742	2,198	1,404	1,397	1,502
Total interest expense	7,635	4,482	3,885	3,904	4,275
Net interest income	60,056	54,546	57,084	57,484	57,972
Provision for credit losses	—	(9,000)	(6,000)	(5,000)	(4,000)
Net interest income after provision for credit losses	60,056	63,546	63,084	62,484	61,972
Noninterest income:
Net gain on loan origination and sale activities	5,292	8,274	20,079	17,509	21,271
Loan servicing income	3,661	3,304	2,540	2,014	1,931
Deposit fees	2,218	2,075	2,156	2,091	1,997
Other	1,842	1,905	3,845	2,684	3,025
Total noninterest income	13,013	15,558	28,620	24,298	28,224
Noninterest expense:
Compensation and benefits	30,191	32,031	30,627	31,175	34,378
Information services	7,780	7,062	7,278	6,902	6,949
Occupancy	5,898	6,365	5,662	5,705	5,973
General, administrative and other	6,768	9,015	10,404	8,167	5,515
Total noninterest expense	50,637	54,473	53,971	51,949	52,815
Income before income taxes	22,432	24,631	37,733	34,833	37,381
Income tax expense	4,711	4,680	8,301	7,663	8,224
Net income	$17,721	$19,951	$29,432	$27,170	$29,157

Net income per share:
Basic	$0.95	$1.02	$1.45	$1.32	$1.38
Diluted	$0.94	$1.01	$1.43	$1.31	$1.37
Weighted average shares outstanding:
Basic	18,706,953	19,585,753	20,251,824	20,613,290	21,057,473
Diluted	18,834,443	19,791,913	20,522,475	20,819,601	21,287,974

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(in thousands, except yield/rate)	Quarter Ended		Six Months Ended
Average Balances:	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Investment securities	$1,134,929	$1,032,995	$1,082,243	$1,049,091
Loans	6,231,081	5,664,187	5,962,689	5,635,181
Total interest-earning assets	7,447,008	6,783,707	7,118,431	6,761,587
Total assets	7,945,298	7,342,275	7,656,050	7,326,189
Deposits: Interest-bearing	4,563,974	4,577,504	4,538,931	4,583,342
Deposits: Noninterest-bearing	1,668,631	1,541,317	1,706,217	1,487,708
Borrowings	761,606	179,543	415,007	191,422
Long-term debt	224,167	125,901	214,414	125,878
Total interest-bearing liabilities	5,549,747	4,882,948	5,168,352	4,900,642

Average Yield/Rate:
Investment securities	2.97%	2.20%	2.83%	2.34%
Loans	3.82%	4.02%	3.79%	3.93%
Total interest earning assets	3.68%	3.70%	3.62%	3.65%
Deposits: Interest-bearing	0.25%	0.24%	0.23%	0.28%
Total deposits	0.19%	0.18%	0.17%	0.21%
Borrowings	1.21%	0.31%	1.16%	0.32%
Long-term debt	4.28%	4.31%	4.20%	4.32%
Total interest-bearing liabilities	0.55%	0.35%	0.47%	0.39%
Net interest rate spread	3.13%	3.35%	3.15%	3.26%
Net interest margin	3.27%	3.45%	3.28%	3.37%

(in thousands, except yield/rate)	Quarter Ended
Average Balances:	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Investment securities	$1,134,929	$1,028,971	$990,273	$994,593	$1,032,995
Loans	6,231,081	5,691,316	5,767,597	5,577,149	5,664,187
Total interest earning assets	7,447,008	6,786,205	6,840,317	6,719,258	6,783,707
Total assets	7,945,298	7,363,589	7,356,957	7,264,933	7,342,275
Deposits: Interest-bearing	4,563,974	4,513,631	4,591,239	4,525,730	4,577,504
Deposits: Noninterest-bearing	1,668,631	1,744,202	1,728,558	1,679,086	1,541,317
Borrowings	761,606	64,557	25,711	32,167	179,543
Long-term debt	224,167	204,553	125,995	125,948	125,901
Total interest-bearing liabilities	5,549,747	4,782,741	4,742,945	4,683,845	4,882,948

Average Yield/Rate:
Investment securities	2.97%	2.59%	2.50%	2.34%	2.20%
Loans	3.82%	3.74%	3.79%	3.98%	4.02%
Total interest earning assets	3.68%	3.54%	3.57%	3.65%	3.70%
Deposits: Interest-bearing	0.25%	0.21%	0.21%	0.22%	0.24%
Total deposits	0.19%	0.15%	0.16%	0.16%	0.18%
Borrowings	1.21%	0.56%	0.73%	0.54%	0.31%
Long-term debt	4.28%	4.12%	4.29%	4.28%	4.31%
Total interest-bearing liabilities	0.55%	0.38%	0.33%	0.33%	0.35%
Net interest rate spread	3.13%	3.16%	3.24%	3.32%	3.35%
Net interest margin	3.27%	3.27%	3.34%	3.42%	3.45%

Results of Operations

Second Quarter of 2022 Compared to the First Quarter of 2022

Our net income and income before taxes were $17.7 million and $22.4 million, respectively, in the second quarter of 2022, as compared to $20.0 million and $24.6 million, respectively, in the first quarter of 2022. The $2.2 million decrease in income before taxes was due to lower recovery of our allowance for credit losses and lower noninterest income, partially offset by higher net interest income and lower noninterest expense.

Our effective tax rate was 21.0% in the second quarter of 2022 as compared to 19.0% in first quarter of 2022 and a statutory rate of 23.9%. Our effective tax rate was lower than our statutory rate due to the benefits of tax advantaged investments. Additionally, our effective tax rate in the first quarter of 2022 was lower than the second quarter of 2022 due to reductions in taxes on income related to excess tax benefits resulting from the vesting of stock awards during the first quarter.

Net interest income was $5.5 million higher in the second quarter of 2022 as compared to the first quarter of 2022 due to a 10% increase in average interest earning assets. The increase in the average balance of interest-earning assets was due to the high level of loan originations and purchases of investment securities during the second quarter. Our net interest margin stayed constant at 3.27% as a 14 basis point increase in the yield on interest-earning assets was offset by a 17 basis point increase in the cost of interest-bearing liabilities. Yields on interest-earning assets increased as the rates on loan originations and investment securities purchased during the second quarter were higher than the rates of our existing portfolios of loans and investment securities, respectively. Our cost of borrowings increased 65 basis points during the second quarter while the cost of deposits increased 4 basis points. Additionally, our average borrowings increased by $697 million to fund the growth of our interest-earning assets. The increases in yields on interest-earning assets and the rates paid on interest-bearing liabilities was due to the significant increase in market interest rates during the first half of 2022.

No provision for credit losses was recorded during the second quarter of 2022 as the benefits of the continuing favorable performance of our loan portfolio was used to offset any required ACL resulting from the significant growth in our loan portfolio. As a result of the favorable performance of our loan portfolio during the first quarter, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio, we recorded a $9 million recovery of our allowance for credit losses in the first quarter of 2022.

The decrease in noninterest income in the second quarter of 2022 as compared to the first quarter of 2022 was due to a $3.0 million decrease in gain on loan origination and sale activities due primarily to a $2.2 million decrease in single family gain on loan origination and sale activities. The decrease in single family gain on loan origination and sale activities was due to a decrease in rate lock volume as a result of the effects of increasing interest rates.

The $3.8 million decrease in noninterest expense in the second quarter of 2022 as compared to the first quarter of 2022 was primarily due to lower compensation and benefits and general, administrative and other costs, partially offset by higher information services costs. The decrease in compensation costs was due to the seasonality of certain employee benefit costs, such as employer taxes, 401k match and vacation accruals, which are higher in the first quarter of the year, and the deferred cost benefit resulting from the significantly higher level of originations in the second quarter. The increase in information services costs was due to the implementation of new systems in the second quarter and higher activity levels. Legal costs, which are included in general, administrative and other costs, were $1.7 million lower in the second quarter of 2022 as compared to first quarter of 2022 due to nonrecurring costs expended on litigation activities and legal matters in the first quarter.

Six Months Ended June 30,2022 Compared to the Six Months Ended June 30,2021

Our net income and income before taxes were $37.7 million and $47.1 million, respectively, in the six months ended June 30, 2022, as compared to $58.8 million and $74.1 million, respectively, in the six months ended June 30, 2021. The $27.1 million decrease in income before taxes was due to lower noninterest income, partially offset by higher net interest income, a larger recovery of our allowance for credit losses in 2022 and lower noninterest expense.
Our effective tax rate during six months ended June 30, 2022 was 20.0% as compared to 20.6% in the six months ended June 30, 2021 and a statutory rate of 23.9%. Our effective tax rate for both periods was lower than our statutory rate due to the benefits of tax advantaged investments and reductions in taxes on income related to excess tax benefits resulting from the exercise and vesting of stock awards during the periods.

Net interest income for the six months ended June 30, 2022 increased $2.1 million as compared to the six months ended June 30, 2021 due to increases in the average balance of interest earning assets, partially offset by a decrease in our net interest margin. Our net interest margin decreased from 3.37% in the six months ended June 30, 2021 compared to 3.28% in the six months ended June 30, 2022 due to an eight basis point increase in the rate paid on interest-bearing liabilities, primarily due to increases in our cost of borrowings. Our cost of borrowings increased from 32 basis points during the first six months of 2021 to 116 basis points during the first six months of 2022 due to the significant increase in market interest rates during the first half of 2022 and the impact of the $100 million subordinated notes offering completed in January 2022. The increase in interest-earning assets was due to the high level of loan originations and purchases of investment securities during the second quarter of 2022.

As a result of the favorable performance of our loan portfolio, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio, we recorded a $9 million recovery of our allowance for credit losses in the six months ended June 30, 2022 compared to a $4 million recovery of our allowance for credit losses in the six months ended June 30, 2021.

The decrease in noninterest income for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021 was due to a decrease in gain on loan origination and sale activities, which was partially offset by higher loan servicing income. The $41.2 million decrease in gain on loan origination and sale activities was due to a $31.9 million decrease in single family gain on loan origination and sale activities and a $9.3 million decrease in CRE and commercial gain on loan origination and sale activities. The decrease in single family gain on loan origination and sale activities was due to a decrease in rate lock volume and margins as a result of the effects of increasing interest rates. The decrease in CRE and commercial gain on loan origination and sale activities was primarily due to an 75% decrease in the volume of loans sold. The $4.3 million increase in loan servicing income was primarily due to lower levels of prepayments.

The $4.3 million decrease in noninterest expense in the six months ended June 30, 2022 as compared to the six months ended June 30, 2021 was due to lower compensation and benefit costs, partially offset by increases in information services and general, administrative and other expenses. The $8.0 million decrease in compensation and benefits expense is primarily due to reduced commission expense on lower loan origination volumes in our single family mortgage operations. The increase in information services costs was due to the implementation of new systems in the second quarter of 2022 and higher activity levels. The increase in general, administrative and other costs was primarily due to a $1.9 million reimbursement of legal costs received from our insurance carrier in the first six months of June 30, 2021and nonrecurring costs expended on litigation activities and legal matters in 2022.

Financial Position

During the six months ended June 30, 2022, our total assets increased $1.4 billion due primarily to a $1.2 billion increase in loans held for investment and a $231 million increase in investment securities which were partially offset by a decrease of $129 million in loans held for sale. Loans held for investment increased due to $2.1 billion of originations, which were partially offset by prepayments and scheduled payments of $831 million. Total liabilities increased $1.5 billion due to increases in borrowings and long-term debt. The $1.4 billion increase in borrowings was used to fund the growth in our loans and investment securities. Long-term debt increased due to our $100 million subordinated notes offering completed in January 2022.

Loans Held for Investment ("LHFI")

(in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Commercial real estate ("CRE")
Non-owner occupied CRE	$711,077	$699,277	$705,359	$754,031	$761,754
Multifamily	3,475,697	2,729,775	2,415,359	2,090,156	1,966,995
Construction/land development	569,896	528,134	496,144	514,322	484,282
Total	4,756,670	3,957,186	3,616,862	3,358,509	3,213,031
Commercial and industrial loans
Owner occupied CRE	470,259	464,356	457,706	450,350	457,504
Commercial business	393,764	387,938	401,872	435,756	575,122
Total	864,023	852,294	859,578	886,106	1,032,626
Consumer loans
Single family (1)	822,389	759,286	763,331	793,927	812,287
Home equity and other	316,655	295,724	303,078	315,715	334,579
Total	1,139,044	1,055,010	1,066,409	1,109,642	1,146,866
Total LHFI	6,759,737	5,864,490	5,542,849	5,354,257	5,392,523
Allowance for credit losses ("ACL")	(37,355)	(37,944)	(47,123)	(54,516)	(59,897)
Total LHFI less ACL	$6,722,382	$5,826,546	$5,495,726	$5,299,741	$5,332,626
(1)Includes $6.5 million, $7.0 million, $7.3 million, $4.5 million and $5.2 million of single family loans that are carried at fair value at June 30, 2022, March 31, 2022, December 31, 2021, September 30, 2021 and June 30, 2021, respectively.

Loan Roll-forward

(in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Loans - beginning balance	$5,864,490	$5,542,849	$5,354,257	$5,392,523	$5,291,774
Originations and advances	1,309,883	747,238	794,869	804,307	911,630
Transfers (to) from loans held for sale	(1,103)	(6,731)	(2,034)	(261,697)	1,394
Payoffs, paydowns and other	(411,859)	(418,852)	(602,613)	(580,754)	(812,261)
Charge-offs and transfers to OREO	(1,674)	(14)	(1,630)	(122)	(14)
Loans - ending balance	$6,759,737	$5,864,490	$5,542,849	$5,354,257	$5,392,523

Loan Originations and Advances

(in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

CRE
Non-owner occupied CRE	$39,194	$23,632	$33,390	$30,065	$14,308
Multifamily	821,980	371,047	395,365	408,353	513,620
Construction/land development	189,827	174,770	180,083	191,774	183,571
Total	1,051,001	569,449	608,838	630,192	711,499
Commercial and industrial loans
Owner occupied CRE	21,785	20,534	27,323	11,879	8,709
Commercial business	61,286	53,959	49,580	38,157	83,053
Total	83,071	74,493	76,903	50,036	91,762
Consumer loans
Single family	118,957	70,067	73,035	93,602	78,182
Home equity and other	56,854	33,229	36,093	30,477	30,187
Total	175,811	103,296	109,128	124,079	108,369
Total loan originations and advances	$1,309,883	$747,238	$794,869	$804,307	$911,630

Credit Quality
As of June 30, 2022, our ratio of nonperforming assets to total assets remained low at 0.13%, while our ratio of total loans delinquent over 30 days, including nonaccrual loans, to total loans was 0.31%.

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

June 30, 2022
Total loans held for investment	$3,292	$1,709	$7,010	$9,082	$21,093	$6,738,644	$6,759,737
%	0.05%	0.03%	0.10%	0.13%	0.31%	99.69%	100.00%

March 31, 2022
Total loans held for investment	$3,814	$1,852	$6,903	$11,846	$24,415	$5,840,075	$5,864,490
%	0.07%	0.03%	0.12%	0.20%	0.42%	99.58%	100.00%

(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $10.2 million and $10.2 million at June 30, 2022 and March 31, 2022, respectively.

Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Allowance for credit losses
Beginning balance	$37,944	$47,123	$54,516	$59,897	$64,047
Provision for credit losses	(216)	(9,223)	(5,952)	(5,348)	(4,145)
Recoveries (charge-offs), net	(373)	44	(1,441)	(33)	(5)
Ending balance	$37,355	$37,944	$47,123	$54,516	$59,897

Allowance for unfunded commitments:
Beginning balance	$2,627	$2,404	$2,452	$2,104	$1,959
Provision for credit losses	216	223	(48)	348	145
Ending balance	$2,843	$2,627	$2,404	$2,452	$2,104

Provision for credit losses:
Allowance for credit losses - loans	$(216)	$(9,223)	$(5,952)	$(5,348)	$(4,145)
Allowance for unfunded commitments	216	223	(48)	348	145
Total	$—	$(9,000)	$(6,000)	$(5,000)	$(4,000)

Allocation of Allowance for Credit Losses by Product Type

	June 30, 2022		March 31, 2022		December 31, 2021
(in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)

Non-owner occupied CRE	$2,180	0.31%	$2,294	0.33%	$7,509	1.06%
Multifamily	10,074	0.29%	8,427	0.31%	5,854	0.24%
Construction/land development
Multifamily construction	566	1.30%	456	1.24%	507	1.34%
CRE construction	185	0.90%	184	1.02%	150	1.06%
Single family construction	10,687	3.08%	7,735	2.42%	6,411	2.16%
Single family construction to perm	1,159	0.73%	990	0.64%	1,055	0.71%
Total CRE	24,851	0.52%	20,086	0.51%	21,486	0.59%
Owner occupied CRE	1,092	0.23%	3,536	0.76%	5,006	1.10%
Commercial business	3,578	0.91%	6,910	1.83%	12,273	3.39%
Total commercial and industrial	4,670	0.54%	10,446	1.24%	17,279	2.11%
Single family	4,027	0.56%	3,762	0.58%	4,394	0.68%
Home equity and other	3,807	1.20%	3,650	1.24%	3,964	1.31%
Total consumer	7,834	0.76%	7,412	0.78%	8,358	0.88%
Total	$37,355	0.56%	$37,944	0.66%	$47,123	0.88%

(1) The ACL rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Loan originations
Single family loans	$172,947	$238,505	$360,503	$414,102	$562,804
Commercial and industrial and CRE loans	50,055	12,312	105,163	34,464	42,435
Loans sold
Single family loans	187,623	323,070	377,399	469,090	627,282
Commercial and industrial and CRE loans (1)	50,292	49,137	307,430	69,810	138,421
Net gain on loan origination and sale activities
Single family loans	3,949	6,169	10,578	14,249	15,836
Commercial and industrial and CRE loans (1)	1,343	2,105	9,501	3,260	5,435
Total	$5,292	$8,274	$20,079	$17,509	$21,271
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended
(in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Single family servicing income, net:
Servicing fees and other	$3,952	$3,871	$3,870	$3,878	$3,975
Changes - amortization (1)	(2,515)	(3,425)	(4,216)	(4,579)	(5,181)
Net	1,437	446	(346)	(701)	(1,206)
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	4,323	10,303	193	747	(5,024)
Net gain (loss) from derivatives hedging	(5,317)	(10,183)	(378)	(293)	5,024
Subtotal	(994)	120	(185)	454	—
Single family servicing income (loss)	443	566	(531)	(247)	(1,206)
Commercial loan servicing income:
Servicing fees and other	5,555	4,450	5,417	4,019	5,270
Amortization of capitalized MSRs	(2,337)	(1,712)	(2,346)	(1,758)	(2,133)
Total	3,218	2,738	3,071	2,261	3,137
Total loan servicing income	$3,661	$3,304	$2,540	$2,014	$1,931

(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Single Family MSRs
Beginning balance	$72,378	$61,584	$61,206	$59,872	$62,352
Additions and amortization:
Originations	2,295	3,916	4,401	5,166	7,725
Changes - amortization (1)	(2,515)	(3,425)	(4,216)	(4,579)	(5,181)
Net additions and amortization	(220)	491	185	587	2,544
Change in fair value due to assumptions (2)	4,323	10,303	193	747	(5,024)
Ending balance	$76,481	$72,378	$61,584	$61,206	$59,872
Ratio to related loans serviced for others	1.38%	1.31%	1.11%	1.09%	1.05%

Multifamily and SBA MSRs
Beginning balance	$39,279	$39,415	$39,625	$39,113	39,626
Originations	1,188	1,576	2,136	2,270	1,620
Amortization	(2,337)	(1,712)	(2,346)	(1,758)	(2,133)
Ending balance	$38,130	$39,279	$39,415	$39,625	$39,113
Ratio to related loans serviced for others	1.91%	1.93%	1.94%	1.92%	1.92%

(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$1,451,237	$1,449,987	$1,433,566	$1,479,491	$1,316,698
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	590,889	591,148	513,810	555,716	557,677
Statement savings accounts	302,359	309,462	302,389	305,395	293,563
Money market accounts	2,679,865	2,800,215	2,806,313	2,796,524	2,650,564
Total interest-bearing transaction and savings deposits	3,573,113	3,700,825	3,622,512	3,657,635	3,501,804
Total transaction and savings deposits	5,024,350	5,150,812	5,056,078	5,137,126	4,818,502
Certificates of deposit	969,535	915,481	906,928	995,475	1,022,967
Noninterest-bearing accounts - other	189,414	204,242	183,503	227,059	245,058
Total deposits	$6,183,299	$6,270,535	$6,146,509	$6,359,660	$6,086,527

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	23.5%	23.1%	23.3%	23.3%	21.6%
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	9.6%	9.4%	8.4%	8.7%	9.2%
Statement savings accounts	4.9%	4.9%	4.9%	4.8%	4.8%
Money market accounts	43.3%	44.7%	45.7%	44.0%	43.5%
Total interest-bearing transaction and savings deposits	57.8%	59.0%	59.0%	57.5%	57.5%
Total transaction and savings deposits	81.3%	82.1%	82.3%	80.8%	79.1%
Certificates of deposit	15.7%	14.6%	14.8%	15.7%	16.8%
Noninterest-bearing accounts - other	3.0%	3.3%	2.9%	3.5%	4.1%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; and (ii) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. Rather, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended
(in thousands, except share and per share data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Tangible book value per share
Shareholders' equity	$580,767	$601,231	$715,339	$710,376	$708,731
Less: Goodwill and other intangibles	(31,219)	(31,464)	(31,709)	(32,002)	(32,295)
Tangible shareholders' equity	$549,548	$569,767	$683,630	$678,374	$676,436

Common shares outstanding	18,712,789	18,700,536	20,085,336	20,446,648	20,791,659

Computed amount	$29.37	$30.47	$34.04	$33.18	$32.53

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$549,548	$569,767	$683,630	$678,374	$676,436
Tangible assets
Total assets	$8,582,886	$7,510,894	$7,204,091	$7,372,451	$7,167,951
Less: Goodwill and other intangibles	(31,219)	(31,464)	(31,709)	(32,002)	(32,295)
Net	$8,551,667	$7,479,430	$7,172,382	$7,340,449	$7,135,656

Ratio	6.4%	7.6%	9.5%	9.2%	9.5%

Return on average tangible equity (annualized)
Average shareholders' equity	$603,664	$698,598	$726,014	$726,823	$718,838
Less: Average goodwill and other intangibles	(31,380)	(31,624)	(31,901)	(32,195)	(32,487)
Average tangible equity	$572,284	$666,974	$694,113	$694,628	$686,351

Net income	$17,721	$19,951	$29,432	$27,170	$29,157
Adjustments (tax effected)
Amortization of core deposit intangibles	191	191	229	229	229
Tangible income applicable to shareholders	$17,912	$20,142	$29,661	$27,399	$29,386

Ratio	12.6%	12.2%	17.0%	15.6%	17.2%

Efficiency ratio
Noninterest expense
Total	$50,637	$54,473	$53,971	$51,949	$52,815
Adjustments:
Legal fees recovery	—	—	—	—	1,900
State of Washington taxes	(579)	(506)	(664)	(578)	(602)
Adjusted total	$50,058	$53,967	$53,307	$51,371	$54,113

Total revenues
Net interest income	$60,056	$54,546	$57,084	$57,484	$57,972
Noninterest income	13,013	15,558	28,620	24,298	28,224
Adjusted total	$73,069	$70,104	$85,704	$81,782	$86,196

Ratio	68.5%	77.0%	62.2%	62.8%	62.8%

Effective tax rate used in computations above	22.0%	22.0%	22.0%	22.0%	22.0%

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance, financial condition, long-term value creation, capital management, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment, inflationary pressures and an increase in business failures, specifically among our clients; (2) the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets; (3) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (4) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (5) changes in the interest rate environment may reduce interest margins; (6) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, the Bank, through which substantially all of our operations are carried out; (7) our ability to control operating costs and expenses; (8) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (9) the adequacy of our allowance for credit losses; (10) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; (11) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (12) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (13) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (14) technological changes may be more difficult or expensive than what we anticipate; (15) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (16) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (17) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (18) our ability to attract and retain key members of our senior management team; (19) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (20) litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; and (21) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.